Exhibit 19

		Document Number:	GCP-30

		Revision Number:	Rev 0.1
General Corporate Policy		Effective Date:	October 4, 2021
		Function:	Legal, Contracts and Compliance
Title:	Securities Trading and Release of Material Nonpublic Information	Authorized By:	Corporate Vice President and Secretary

Table of Contents

1.	Purpose................................................................................................................................................................	2
2.	Persons Affected .................................................................................................................................................	2
3.	Responsibilities.....................................................................................................................................................	2
4.	Policy....................................................................................................................................................................	3
5.	Revision History....................................................................................................................................................	11
6.	Related Information.............................................................................................................................................	11
7.	Exhibits.................................................................................................................................................................	11

Page: 1

1.Purpose
1.1To describe the policy of RTX Corporation (“RTX” or the “company”) prohibiting the misuse of Material Nonpublic Information (as defined in Section 4.1.1) in securities trading and the unauthorized disclosure of any Material Nonpublic Information acquired in the course of a person’s service with RTX.
2.Persons Affected
2.1This policy applies to all:

2.1.1Organizations within RTX, including its major business segments, divisions, and direct and indirect subsidiaries;
2.1.2Majority-owned or controlled joint ventures and other majority-owned or controlled entities and operations, including corporations, partnerships and trusts under the control of RTX or any person to whom this policy applies; and
2.1.3Directors, officers, employees, contractors, and any other persons who work for these organizations.
2.1.4Other third parties, such as contractors or consultants, who have access to Material Nonpublic Information.
2.2Exceptions granted to any of the above must comply with the requirements of GCP-0 (Issuance and Maintenance of Corporate Level Policies).
3.Responsibilities
3.1All persons affected must:

3.1.1Comply with this policy and ensure compliance by all persons and entities listed in Section 4.1.3(b);
3.1.2Comply with applicable securities laws related to securities transactions and the appropriate disclosure of Material Nonpublic Information;
3.1.3Promptly report known or potential violations of this policy to Legal, Contracts and Compliance; and
3.1.4Consult Legal, Contracts and Compliance about questions related to this policy.

3.2Legal, Contracts and Compliance must:

3.2.1Issue and maintain this policy;

3.2.2Provide guidance to persons affected regarding their responsibilities under this policy and securities law requirements, including questions regarding materiality or whether their communications are subject to this policy;

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3.2.3Notify officers and employees who are Executive Officers (as defined in Section 4.4.1) or Restricted Employees (as defined in Section 4.4.1) and provide guidance on their additional responsibilities under this policy;
3.2.4Maintain appropriate processes for the pre-clearance of securities trading by RTX Board members, Executive Officers and Restricted Employees; and
3.2.5Authorize exceptions to the policy, as appropriate.

4.Policy
4.1No Insider Trading

4.1.1You shall not, directly or indirectly, purchase or sell securities on the basis of material nonpublic information (as defined below, “Material Nonpublic Information”), or “Tip” any person who may trade on the basis of that information.
a.“Material information” is information that, taking into account all available information, a reasonable investor likely would consider important in deciding to buy, hold or sell a security or could have an effect on the price of the company’s securities;
b.“Nonpublic information” is information that has not been publicly disclosed by RTX in a widely disseminated communication such as a news release that a major service distributes or a public filing with the Securities and Exchange Commission (“SEC”); even after a public announcement of Material information, a reasonable period of time must elapse in order for the market to react to the information (generally 24 hours following public announcement for RTX Material information and 72 hours following public announcement for other companies’ Material information);
c.“Tipping” means disclosing Material Nonpublic Information directly or indirectly to others who may trade based on that information or making recommendations or providing advice on transactions in securities while aware of Material Nonpublic Information; this includes any form of oral or written communication, electronic message or posting of comments or information on Internet sites, bulletin boards, “expert networks,” social media or chat rooms, or any other form of communication; and
d.“On the basis of” means while aware of Material Nonpublic Information, regardless of whether the information did in fact affect your decision to trade in securities.
e.For example, information could be Material if it relates to actual or potential:

i.Earnings or other financial results;

ii.Acquisitions, divestitures, mergers or joint ventures;

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iii.Developments regarding customers (such as the receipt or loss of a significant contract) or suppliers;
iv.Pending or threatened litigation, investigations or disputes;

v.New products, services, technologies or discoveries;

vi.Significant purchases or sales of assets;

vii.Write-downs of assets;

viii.Changes in valuation of reserves;

ix.Events relating to the company’s equity or debt securities (such as sale of securities, stock repurchases, changes in dividends, stock splits, or defaults on securities);
x.Changes in control or management;

xi.Cybersecurity breaches, threats or other incidents; or

xii.Changes in independent auditors or notification that the company may not rely on an audit report.
xiii.Note: This list is non-exhaustive and for illustrative purposes only. It can be difficult to know whether information is Material. You must be sure to consider all relevant facts and circumstances, including quantitative and qualitative factors. Positive or negative information can be Material. Bear in mind that regulators and others with the benefit of hindsight may disagree with you. You should consult with Legal, Contracts and Compliance if you are unsure whether information is Material.
4.1.2This policy applies to the following types of securities:

a.Securities issued by RTX and its subsidiaries (collectively, “RTX Securities”), including RTX common stock, options to purchase RTX common stock, stock appreciation rights, stock options, performance stock units, performance stock, restricted stock, stock units or units acquired under a company savings plan or non-qualified deferred compensation plan (except as set forth in Section 4.3.1), other types of securities that RTX or a subsidiary may issue, such as preferred stock, convertible debentures and warrants, as well as derivative securities not issued by RTX, such as exchange-traded and over-the-counter put or call options or swaps where the value is tied, in whole or in part, to RTX or an RTX Security; and
b.Another company’s securities if you are aware of Material Nonpublic Information about it and obtained that information in the course of your

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service with RTX, which may occur in the context of a partner, customer or supplier relationship or in connection with an actual or potential business transaction with that other company. You may not trade in that other company’s securities until seventy-two (72) hours after the information is broadly disseminated to the public (e.g., pursuant to a news release that a major service distributes) or made public through a filing with the SEC or is no longer material.
4.1.3In addition to your transactions, this policy applies to the following types of transactions:
a.Transactions made by a third party on your behalf, such as trades made in an investment account managed by a broker or advisor; and
b.Transactions made by your family and household members and entities whose transactions you or your family and household members direct, control or influence. Such entities include trusts, charities, corporations and partnerships, for example.
4.1.4This policy applies to the following types of retirement plan transactions involving the RTX Stock Fund: changing the percentage of automatic periodic contributions through payroll deductions, making intra-plan transfers of existing account balances in or to other funds, withdrawing cash, and taking out loans.
4.1.5This policy applies to electing to participate in a RTX dividend reinvestment plan, and buying RTX stock with voluntary payments into a dividend reinvestment plan.
4.1.6This policy applies to gifts of RTX Securities.

4.1.7We may implement a “blackout” period relating to a potentially material event or development during which trading in RTX Securities may be prohibited. If you are notified of a blackout period, you must not trade in RTX Securities during this time period nor disclose the existence of or any change in a blackout period.
4.2Restrictions on Short Sales, Hedging and Pledging of RTX Common Stock

4.2.1Regardless of whether you are aware of Material Nonpublic Information, you must not engage in:
a.“Short sales” of RTX Securities (i.e., placing an order to sell a security that the seller does not then own, typically because the seller expects the securities will decline in value) or any other transaction designed to profit from a decline in value of any RTX security; and
b.Transactions in put options, call options and other derivative securities based on RTX Securities (other than receiving and exercising rights granted under RTX equity awards) and from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or

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otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of RTX Securities granted to or held, directly or indirectly, by you.
4.2.2We strongly recommend that you avoid the below activities due to the possibility that they may result in involuntary sales in RTX Securities at a time during which you are not permitted to sell RTX Securities.
a.Buying RTX Securities on margin;

b.Making investments on margin in any account in which you hold RTX Securities; and
c.Pledging RTX Securities as collateral.

4.3Limited Exceptions to Securities Trading Restrictions

4.3.1The restrictions in this policy do not apply to your acquisitions of RTX Securities under an RTX employee savings plan or any company non-qualified deferred compensation plan resulting from a periodic contribution to the plan pursuant to an election made in advance of the first actual contribution and at a time when you were not aware of Material Nonpublic Information.
4.3.2The restrictions in this policy do not apply to your exercises of RTX-issued stock options and/or stock appreciation rights where no sale of the underlying stock is involved (a so- called “exercise and hold” transaction, as opposed to a “cashless” or “broker-assisted” transaction).
4.3.3The restrictions in this policy do not apply to purchases or sales of RTX Securities under a pre-arranged trading plan that meets the following conditions (a “10b5-1 Trading Plan”):
a.The plan complies with Rule 10b5-1(c) of the Securities Exchange Act of 1934;

b.The RTX General Counsel, or his or her designee, gave prior approval for adoption of the plan; and
c.You entered into the plan during a quarterly trading window and were not aware of Material Nonpublic Information at that time.
d.Note: You may not adopt, terminate, amend or otherwise modify a 10b5-1 Trading Plan under Section 4.3.3 without the prior approval of the RTX General Counsel or his or her designee.
4.4Additional Insider Trading Requirements for RTX Board Members, Executive Officers and Restricted Employees

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4.4.1If you are a member of the RTX Board of Directors, or an Executive Officer or Restricted Employee (as defined below), then you are subject to the additional requirements in this Section 4.4. The Office of the Corporate Secretary will notify you whether you are an Executive Officer or Restricted Employee under this policy. “Executive Officers” are executive officers as defined in Rule 3b-7 of the Securities Exchange Act of 1934 and “Restricted Employees” are employees designated by the Office of the Corporate Secretary due to their regular access to Material Nonpublic Information and the nature of their roles and responsibilities.
4.4.2Subject to Section 4.3, you may only trade in RTX Securities if you are not aware of any Material Nonpublic Information AND:
a.The trade occurs during an open quarterly trading window (defined in Section 4.4.2.c below); and
b.You receive pre-clearance from the RTX General Counsel or the Corporate Secretary’s Office.
c.Generally, we will open a “quarterly trading window” at the opening of regular trading on the next trading day after the company issues its quarterly earnings release (provided that a full day of trading has been completed following the release of earnings) and close the window approximately seven weeks later. The Office of the Corporate Secretary will notify RTX Board Members, Executive Officers and Restricted Employees of the timeframe prior to the opening of each window.
d.Even during an open quarterly trading window, you must obtain pre-clearance from the RTX General Counsel or the Corporate Secretary’s Office in writing before effecting any RTX Securities transactions.
e.We may change the start time or date, or duration, of a quarterly trading window, and may close an open window at any time.
f.You must not disclose any change in a quarterly trading window or any denial of preclearance.
g.You remain subject to the provisions of this policy regarding insider trading and Tipping and neither the quarterly trading window nor our clearance of a transaction will protect you from liability under insider trading laws. You remain personally responsible for your actions.
4.4.3If you are an RTX Board member or Executive Officer, you are subject to additional SEC rules governing your transactions in RTX Securities.
a.Section 16 of the Securities Exchange Act of 1934 imposes “short-swing” liability for any profits you make by both buying and selling RTX Securities within a six-month period;

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b.You are required to make Section 16 filings with the SEC to report your transactions in RTX Securities; and
c.Your transactions in RTX Securities may be required to satisfy the requirements of Rule 144 of the Securities Act of 1933, including with respect to volume limitations, holding periods, manner of sale, and SEC reporting.
d.Note: Legal, Contracts and Compliance will help you prepare appropriate filings; however, it is your personal responsibility to ensure your compliance with all SEC requirements.
4.4.4You must not engage in the below activities due to the possibility that they may result in involuntary sales in RTX Securities at a time during which you are not permitted to sell RTX Securities.
a.Buying RTX Securities on margin;

b.Making investments on margin in any account in which you hold RTX Securities; and
c.Pledging RTX Securities as collateral.

4.5Disclosure of Material Nonpublic Information

4.5.1Access to any Material Nonpublic Information relating to RTX, or to another company learned in the course of your employment with RTX, must be limited to those directors, officers and employees having a need to know such information in order to fulfill their responsibilities. If you have access to Material Nonpublic Information relating to RTX or to another company, you must maintain the confidentiality of that information and take reasonable steps to protect it from disclosure to persons within RTX who do not have a “need to know” and to third parties, and otherwise comply with GCP-14, Protection of RTX and Third Party Information.
4.5.2The SEC’s Regulation Fair Disclosure ("FD") prohibits public companies such as RTX from selectively disclosing Material Nonpublic Information to Securities Market Professionals (defined below) and investors unless they simultaneously disclose such information to the public generally. As a result, RTX will only disclose Material Nonpublic Information through means reasonably designed to provide broad dissemination to the public so that all investors have prompt and fair access to this information.
a.Examples of broad dissemination include:

i.A news release that a major service distributes,

ii.A major news publication,

iii.A public filing made with the SEC, and

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iv.A webcast that meets the SEC’s adequate notice requirements.

b."Securities Market Professionals” are persons who are likely to buy or sell securities or provide trading advice to others, including analysts, investment advisors, portfolio managers, investment companies and stockbrokers/dealers.
4.5.3Only the following Authorized Persons are authorized to speak on our behalf to Securities Market Professionals and investors:
a.RTX Chief Executive Officer;
b.RTX Chief Financial Officer; and
c.RTX Vice President, Investor Relations.
d.Note: An Authorized Person may authorize other RTX personnel in advance to speak to Securities Market Professionals or investors on behalf of RTX.
e.Note: RTX Directors are subject to the applicable provisions in the company’s Corporate Governance Guidelines regarding communications with Securities Market Professionals or investors on behalf of RTX.
4.5.4If you are not an Authorized Person, or authorized by an Authorized Person to speak to Securities Market Professionals or investors in accordance with this policy, you must refrain from commenting on RTX matters and promptly refer any Securities Market Professional or investor who contacts you to an Authorized Person.
4.5.5If we learn that RTX has unintentionally or inadvertently disclosed Material Nonpublic Information to a Securities Market Professional or investor, we must promptly publicly disclose the information through means reasonably designed to provide broad dissemination to the public no later than the later of 24 hours or the start of the next day’s trading on the New York Stock Exchange after discovering the unintentional or inadvertent disclosure. As a result, you must immediately notify the RTX General Counsel if you become aware of any unauthorized disclosure of Material Nonpublic Information.
4.5.6One or more Authorized Persons and Legal, Contracts and Compliance must review and approve in advance any RTX disclosures of Material Nonpublic Information to Securities Market Professionals or investors in accordance with this policy.
a.We will disclose our quarterly earnings, engage in RTX conference calls, participate in investor conferences, one-on-one or small meetings, and other public forums, as well as respond to calls or questions from Securities Market Professionals or investors in accordance with this policy and the policies, procedures and practices approved by the RTX Chief Financial Officer and the RTX General Counsel to ensure compliance with Regulation FD and other securities law requirements.

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b.Quiet Period – no one from the company may have substantive communication with a Securities Market Professional or investor during the timeframe following the closing of the applicable quarterly trading window until RTX announces its earnings, unless the RTX General Counsel, or his or her designee, grants prior approval for an exception ahead of the communication.
c.Specific Prohibited Communications – unless the RTX General Counsel, or his or her designee, grants permission, no one from the company may comment on:
i.Published or draft analyst reports, except to correct factual errors about public information,
ii.Earnings estimates by individual analysts or “street consensus",

iii.Legal matters, or

iv.Rumors about events or developments that may constitute Material Nonpublic Information.
4.5.7This policy does not apply to:

a.Communications not involving Material Nonpublic Information to third parties other than Securities Market Professionals or investors, which is covered by GCP-14, Protection of RTX and Third Party Information.
b.Communications that written confidentiality agreements protect; and

c.Other communications not subject to Regulation FD restrictions. For example, it does not apply to Treasury’s communications with credit rating agencies (when RTX has told the agencies that the information is confidential). It also does not apply to Corporate Strategy & Development’s communications with accountants, lawyers, investment banks or other financial institutions who owe a duty of trust and confidence because of the relationship or because they have signed a written confidentiality agreement.
4.6Consequences of Violations

4.6.1The consequences of insider trading violations and selective disclosure violations can involve criminal and civil fines and penalties for the individuals involved, their supervisors and RTX. In addition, insider trading violations can also result in imprisonment. RTX may report known or suspected violations to governmental or regulatory authorities.
4.6.2Persons who violate this policy are also subject to disciplinary action, up to and including termination of service or employment. This is true even if the policy violation is not illegal or no legal action has begun or ended. RTX reserves the right to determine, in its own discretion and on the basis of information available to it, whether policy violations have occurred.

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4.7RTX Transactions

4.7.1From time to time, RTX may engage in transactions in RTX Securities. It is RTX’s policy to comply with all applicable federal and state securities laws, including obtaining the requisite approvals by the RTX Board of Directors or authorized committee thereof, as applicable, when engaging in transactions in RTX Securities.
5.Revision History
5.1This policy revises RTX policy GCP-30, Securities Trading and Release of Material Nonpublic Information, dated 10/4/2021.
5.2Administrative/Immaterial revisions include:

5.2.1Administrative changes implemented throughout policy (1/14/25).

6.Related Information
6.1General Corporate Policies (GCP)

GCP Doc Number    General Corporate Policy Title

GCP-14    Protection of RTX and Third Party Information

6.2Functional Corporate Policies (FCP)

FCP Doc Number    Functional Corporate Policy Title

6.3Additional Related Information

Related Document Related Document Title

Corporate Governance Guidelines

7.Exhibits
Reserved.

End of Document

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